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                                  EXHIBIT 10.3

                  AGREEMENT WITH TRAVIS MORGAN SECURITIES, INC.


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                                STOCKUP.COM, INC.
                            333 N. RANCHO, SUITE 900
                               LAS VEGAS, NV 89106
                       (702) 648-6400; FAX (702) 638-9096

June 15, 1999

VIA FACSIMILE AND REGULAR U.S. MAIL
Mr. Marcus Hurlburt
TRAVIS MORGAN SECURITIES, INC.
18952 MacArthur Boulevard, Suite 315
Irvine, CA 92612
Fax: (949) 261-2333

                  RE:      STOCKUP.COM

Dear Marcus:

         On behalf of StockUp.com, Inc., I am providing you the following offer to exclusively engage your firm to provide assistance in accordance with the terms of the June 21, 1999 Private Placement Memorandum:

1. You would be paid $5,000 upon execution of this agreement. You would be provided with a 21-day exclusive period, commencing upon the finalization of all marketing documentation to be utilized in the private placement, including, but not limited to the Private Placement Memorandum. We anticipate that this would be on or about Monday, June 21, 1999. In the event you have secured $5 million in commitments during this period, StockUp shall be obligated to provide you with an additional 21-day exclusive period. StockUp will provide you with 40,000 restricted shares allocated on a pro-rata basis over the maximum amount of the raise (see below).

2. The 40,000 shares shall be payable on a pro-rata basis based upon the Maximum Amount of the offering (333.33 shares per $100,000 raised) upon your firm securing $4 million in gross proceeds from sources for which you were the primary procuring cause (i.e., all brokerage firms other than Cruttenden Roth, Brighton Capital, Everen Securities, and Brookstreet Securities). You will receive full credit for all amounts raised (other than amounts procured by Brighton Capital) upon your reaching this $4 million minimum through sources procured primarily by you.

3. As we discussed, the offering shall be priced at $12 per share, with a Minimum Offering of 50,000 shares and a Maximum Offering of $1,000,000 (with an additional 200,000). Broker-dealer compensation shall be the 10-3-10 structure we have previously discussed (it is anticipated that the exercise price of the warrants shall be $15 per share). StockUp anticipates that the offering will involve 1 million restricted shares, with piggy-back registration rights, subject to an underwriter's lock-up which shall not exceed 180 days.

4. Your firm shall receive "credit" for all commitments secured, regardless of the source, except as otherwise set forth above, so long as the exclusive remains in place (and for all financing sources identified during the exclusive period).

         Please contact me with any questions or comments. As you are aware, Horwitz & Beam is advising our company regarding the terms of this letter agreement. Horwitz & Beam has advised both of our firms that it has


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represented both Travis Morgan Securities (and certain principals and affiliates of Travis Morgan) and StockUp previously. In this regard, Horwitz & Beam has a conflict of interest in preparing this letter agreement and in providing advice regarding the execution and performance of this letter agreement. Horwitz & Beam has advised both Travis Morgan and StockUp to seek independent counsel.

                                         Sincerely,

                                         STOCKUP.COM, INC.


                                           /s/ Michael Calderone
                                         -----------------------
                                         Michael Calderone

By affixing our signatures below we are agreeing to the foregoing terms:

TRAVIS MORGAN SECURITIES, INC.



By: /s/ Marcus Hurlburt
   -----------------------------

Name: Marcus Hurlburt

Its: Executive Vice President